Exhibit 99.3

Special Dividend and Recapitalization February 24, 2012

Exhibit 99.3

This presentation, and commentary, may contain statements reflecting our views about the Company’s future performance. These statements are “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. Participants should refer to the comments contained in our Annual Report, which explain that various factors may affect our future performance.

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Executive Summary

Kaydon’s Board of Directors has declared a special dividend of $10.50 per share payable on March 26, 2012, to holders of record on March 5, 2012

The special dividend provides a significant return to shareholders while maintaining substantial financial capacity for both organic growth and growth through acquisition

This transaction effectively utilizes our excess cash and a portion of Kaydon’s debt capacity to immediately optimize our balance sheet and lower our cost of capital while preserving strategic flexibility

Following the $337 million payment, Kaydon will have conservative net leverage of 1.1X EBITDA, providing meaningful debt capacity for future growth

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Transaction Background

Payment of the special dividend is the result of our Board’s continued review of capital allocation alternatives available to benefit our shareholders

This special dividend is an effective method to quickly deliver meaningful value to all of our shareholders in a straightforward transaction

In the last five years, Kaydon’s superior cash flow generation has enabled us to repurchase shares of $141 million and pay cash dividends of $105 million while investing $157 million in our existing businesses and funding acquisitions of $94 million, and still have over $225 million of cash at December 31, 2011

The special dividend is consistent with Kaydon’s strategy of efficiently allocating capital to internal growth requirements, acquisitions and cash returns to shareholders

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Compelling Financial Profile

Kaydon’s strong financial profile supports the recapitalization and conservative leverage associated with the special dividend

Kaydon has excellent cash flow generation, resulting from high margin businesses with strong and defensible positions in many of its major served markets

Kaydon’s strong historical free cash flow and low required capital expenditure supports rapid deleveraging of the balance sheet

Following the special dividend, Kaydon’s modest leverage will enable the Company to continue to capitalize on identified growth opportunities including pursuing opportunistic acquisitions, expanding sales coverage and expanding our geographic presence

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